Exhibit 8.2

Form of Fenwick & West Tax Opinion

                    , 2009

Board of Directors

Zappos.com, Inc.

2280 Corporate Circle Drive, Suite 100

Henderson, Nevada 89074

Re:	Exhibit Tax Opinion to the S-4 Registration Statement Filed in Connection with the Merger Involving Amazon.com, Inc., Zeta Acquisition, Inc., Zappos.com, Inc., and Alfred Lin

Ladies and Gentlemen:

You have requested our opinion as to certain U.S. federal income tax matters relating to the proposed merger (the “Merger”) involving Amazon.com, Inc. (“Parent”), Zeta Acquisition, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Zappos.com, Inc. (“Company”), and Alfred Lin, solely in his capacity as the initial Shareholder Representative. The Merger is structured as a statutory merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Merger is further described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 27, 2009 and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the “S-4 Registration Statement”). This opinion has been requested solely in connection with the filing of the S-4 Registration Statement.

The Merger will be consummated pursuant to the applicable corporate laws of the State of California and in accordance with the Agreement and Plan of Merger by and among Parent, the Company, Merger Sub and Alfred Lin dated as of July 22, 2009, and exhibits thereto (collectively, the “Agreement”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as legal counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

1. The S-4 Registration Statement;

2. The Agreement;

3. A tax representation letter of Parent and Merger Sub, signed by an authorized officer of each of Parent and Merger Sub, delivered to us by Parent and Merger Sub for purposes of this opinion; and

4. A tax representation letter of the Company, signed by an authorized officer of the Company, and delivered to us by the Company for purposes of this opinion.

In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that:

(1) Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(2) All statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made available to us are true and correct and no actions have been taken or will be taken which are inconsistent with such statements, descriptions, or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete;

(3) Any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time of the Merger and thereafter where relevant;

(4) The Merger will be consummated pursuant to the Agreement (without any waiver, breach, or amendment of any of the provisions thereof) and will be effective under the laws of the State of California; and

(5) At all relevant times prior to and including the effective date of the Merger, (i) no outstanding indebtedness of the Company, Parent, or Merger Sub has represented or will represent equity for tax purposes; (ii) no outstanding equity of the Company, Parent, or Merger Sub has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement, or arrangement that provides for, contains, or represents a right to acquire Company capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of § 368(c) of the Code.

Based on the forgoing documents, materials, assumptions and information, and subject to the qualifications and limitations set forth herein, it is our opinion that (i) the Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of § 368(a) of the Code, and (ii) the discussion contained in the section of the S-4 Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” is accurate in all material respects.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes could be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

This opinion is being delivered solely for the purpose of being included as an exhibit to the S-4 Registration Statement. We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

FENWICK & WEST LLP A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS